Exhibit 5.1

Aegon Ltd. World Trade Center Schiphol Boulevard 223 1118 BH, Schiphol The Netherlands Aegon Funding Company LLC 6400 C Street SW Cedar Rapids IA 52499 United States of America	Allen Overy Shearman Sterling LLP Avocats au Barreau de Paris Palais J022 32 rue François 1er 75008 Paris France Tel +33 (0)1 40 06 54 00 Fax +33 (0)1 40 06 54 54

Our ref	DB/0130622-0000004 UKEU_AOSHEARMAN: 130001852113.4

May 7, 2026

Aegon Funding Company LLC

U.S.$500,000,000 5.625% Notes due 2036

Ladies and Gentlemen,

We have acted as special United States counsel to Aegon Funding Company LLC, a limited liability company organized under the laws of Delaware (the “Issuer”), and Aegon Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (the “Guarantor”), in connection with the issuance and sale of (i) U.S.$500,000,000 5.625% Notes due 2036 of the Issuer (the “Notes”), pursuant to the Underwriting Agreement dated April 30, 2026 (the “Underwriting Agreement”), between the Issuer, the Guarantor and each of the underwriters named therein. The Notes will be issued pursuant to an Indenture dated October 11, 2001 among the Issuer, Aegon N.V. (subsequently renamed to Aegon Ltd.) and The Bank of New York Mellon Trust Company, N.A. (as successor Trustee to Citibank, N.A. under the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among the Issuer, the Guarantor, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A., the “Trustee”) (the “Base Indenture”) and as amended by the eleventh supplemental indenture dated May 7, 2026 among the Issuer, the Guarantor, the Trustee and Citibank, N.A., as registrar and paying agent (the “Eleventh Supplemental Indenture”) (collectively with the Base Indenture, the “Indenture”). The Notes will be guaranteed on a senior unsecured basis by the Guarantor (the “Guarantees” and together with the Notes, the “Securities”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	the registration statement on Form F-3 relating to the Securities;

(b)	the Indenture; and

(c)	the Notes.

Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Chicago, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

The documents described in the foregoing clauses (a) through (c) are collectively referred to as the “Opinion Documents”.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)

That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, (other than the Issuer and the Guarantor to the extent that Generally Applicable Law (as defined below) is applicable), enforceable against each such party in accordance with its terms.

(e)

That under the laws of Bermuda each of the Opinion Documents is the legal, valid and binding obligation of the Issuer and the Guarantor enforceable against each such party in accordance with its terms.

(f)	That:

(i)	Each of the parties to the Opinion Documents, other than the Issuer, is an entity duly organized and validly existing under the laws of its jurisdiction of organization.

(ii)

The Guarantor has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)	The execution, delivery and performance by the Issuer the Guarantor of the Opinion Documents to which it is a party do not and will not:

(A)	with respect to the Guarantor, contravene its memorandum of continuance or bye-laws; or

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)

That the execution, delivery and performance by each of the Issuer and the Guarantor of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

We have not independently established the validity of the foregoing assumptions.

For purposes of this opinion, “Generally Applicable Laws” means the federal law of the United States of America, the law of the State of New York and the Limited Liability Company Act of the State of Delaware.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.

When the Notes have been duly executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and the Notes will be entitled to the benefits of the Indenture.

2.

When the Notes have been duly executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Guarantees will be the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, and the Guarantees will be entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)

Our opinions above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, resolution, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)

Our opinions above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)

We express no opinion as to the enforceability of (i) any waiver of any applicable defenses, rights of set-off or counterclaims that are not capable of waiver, (ii) any provision relating to the severability of provisions in the Opinion Documents, or (iii) any provision of any of the Opinion Documents to the effect that terms may not be waived or modified except in writing.

(d)

We express no opinion with respect to Section 111 of the Base Indenture to the extent that such section (i) contains a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States or (ii) implies that a federal court of the United States has subject matter jurisdiction.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s current report on Form 6-K filed on May 7, 2026 and to the incorporation by reference of this opinion to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Allen Overy Shearman Sterling LLP

ALLEN OVERY SHEARMAN STERLING LLP

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